News Release

For Immediate Release

OccuLogix Completes Acquisition of SOLX

Toronto, ON - September 1, 2006— Pursuant to the Company's previously disclosed diversification plans focusing on age-related eye diseases, OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) announced today that it has completed its acquisition of SOLX, Inc.

Based at the world renowned Boston University Photonics Center in Boston, Massachusetts, SOLX has developed the DeepLight® Glaucoma Treatment System (“DeepLight® System”), a next generation treatment platform that has the potential to change the current approach to glaucoma therapy. The DeepLight® System includes the DeepLight® 790 Titanium Sapphire Laser (“DeepLight® 790”) and the DeepLight® Gold Micro-Shunt (“DeepLight® GMS™”), which can be used separately or together to provide patients with multiple options for intraocular pressure (“IOP”) reduction. The DeepLight® 790 and the DeepLight® GMS™ have received international CE approval are currently the subjects of two randomized, multi-center studies being conducted in the United States.

OccuLogix acquired SOLX by way of a merger of SOLX and a wholly owned subsidiary of OccuLogix, with SOLX surviving the merger and becoming a wholly owned subsidiary of OccuLogix. Doug Adams, SOLX’s President and CEO, has joined OccuLogix as President of the new subsidiary.

Elias Vamvakas, OccuLogix’s Chairman and CEO, commented, “We’re very excited to welcome Doug and his entire team at SOLX to the OccuLogix family. Our objective is to build a leading ophthalmic device company that is focused on age-related eye diseases. We are confident that the acquisition of SOLX will demonstrate our ability to identify and then acquire or partner with new technologies that leverage our expertise in sales, marketing and regulatory along with our existing sales footprint to successfully bring new therapies to market. Like our RHEO™ System for the treatment of Dry AMD, the DeepLight® System has the potential to significantly improve the lives of patients while also changing the paradigm by which physicians view and treat age-related eye diseases.”

About AMD

Age-related macular degeneration causes damage to the macula - the light-sensitive cells at the center of the retina at the back of the eye. The macula is responsible for our ability to see with enough detail to read, drive, watch television and perform other activities that require focused, straight-ahead vision, as well as providing information that allows us to perceive colors; thus, allowing one to maintain independence in daily activities.

There are two types of AMD - "dry", or non-exudative, and "wet", or exudative. Dry AMD, the most common form of the disease, currently afflicts approximately 13.0 to 13.5 million people in the United States, representing approximately 85% to 90% of all AMD cases in the country. Currently, there is no FDA-approved treatment for Dry AMD.

About Glaucoma

Glaucoma is a group of age-related eye diseases characterized by elevated intraocular pressure, which cause optic nerve damage and subsequent loss of eyesight. At first, peripheral vision is lost. If glaucoma is not treated, vision loss may continue, leading to total blindness over time.

Worldwide, it is estimated that approximately 67 million people have some level of visual impairment from glaucoma, with 6.7 million suffering from blindness. In the United States, approximately 2.2 million people age 40 and older have glaucoma, and of these, as many as 120,000 are blind due to the disease. The number of Americans with glaucoma is estimated to increase to 3.3 million by the year 2020.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to life. Visit us on the internet at www.occulogix.com (corporate). Additional information on the Company’s RHEO™ procedure to treat Dry AMD can be found at www.rheo.com. To learn more about the DeepLight® System for the treatment of glaucoma, please visit www.solx.com or www.deeplightsystem.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com